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                                                                   EXHIBIT 21.1


                   SUBSIDIARIES OF ASPEC TECHNOLOGY, INC.


                                        State or Jurisdiction of Incorporation
        Name of Subsidiary                          or Organization
--------------------------------    --------------------------------------------


Aspec Technology [Barbados] Inc.    Barbados

Aspec Acquisition Corporation       Delaware